EXHIBIT 99.1

1606 Corp. Unveils Sales Team and Begins Sales & Marketing ChatCBDW Nationwide

Seattle WA - December 5, 2023 - 1606 Corp. (OTC Pink: CBDW) (the “Company”), is excited to announce the formation, and launch of a dedicated sales team for the Company’s innovative product, ChatCBDW, an AI powered merchandising Chatbot. The initiative will begin with an email-based marketing campaign targeting over 3,000 CBD merchants throughout the United States in December.

The sales team, under the experienced leadership of communications and marketing expert, Derek C. McCarthy, is tasked with an ambitious goal: to contact every CBD company in the United states and introduce ChatCBDW. This massive outreach program aims to familiarize merchants with ChatCBDW's capabilities and how it can amplify their sales conversions and enhance their customer education requirements.

"We're ready to commercialize our technology to help solve the number one issue in CBD sales which is customer education," said Greg Lambrecht, CEO and Chairman, of 1606 Corp. Mr. Lambrecht added, "our technology is more of a helpline for CBD customers who don’t know much about CBD in general. With ChatCBDW, we're not just providing a tool to business owners, we're offering a comprehensive resource to CBD customers that will educate them about CBD products, and provide them confidence when purchasing CBD products.”

ChatCBDW is a cutting-edge, AI-driven conversational platform designed specifically for the CBD industry. It addresses the critical need for accurate and accessible customer education in the CBD market. The platform offers an intuitive and interactive experience, allowing CBD merchants to engage with their customers in real-time, provide tailored product recommendations, and answer queries, thereby enhancing the customer shopping experience and boosting sales.

Derek McCarthy, leading the sales efforts, brings 17 years of sales and marketing experience along with a deep understanding of various AI technologies used in communications, and now, the CBD market. Under Mr. McCarthy’s guidance, the sales team will engage CBD merchants to introduce the transformative potential of ChatCBDW. The marketing efforts will begin in early December with an email marketing campaign supported by a national call strategy.

For more information about ChatCBDW or to schedule a demo, CBD merchants are encouraged to visit www.cbdw.ai and register as a merchant. Someone from the newly developed sales team will be in touch within 24 hours.

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About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in the online CBD industry. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the CBD industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI's global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com

Contact

Austen Lambrecht, Vice President

Austen@1606corp.com

1606 Corp. (OTC Pink: CBDW)

Info@cbdw.ai

Source: 1606 Corp.

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